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                                                                    EXHIBIT 10.2

                                                                February 9, 1998



Guanaco Mining Company Inc.
Los Immigrantes No. 720
Oficina 4
Antofagasta, Chile

                               NOMINEE AGREEMENT

Dear Sirs:

          We refer you to the Sponsor Guarantee Agreement, dated February 9, 1998 (the "Sponsor Guarantee Agreement"), between Cyprus Amax Minerals Company ("Cyprus Amax") and Amax Gold Inc. ("Amax Gold"), the Recognition of Debt to be dated as of the Closing Date (the "Recognition of Debt"), between Minera Cyprus Amax Chile Limitada ("MCCL") and Compania Minera Amax Guanaco ("Guanaco"), and the Letter Agreement, dated February 9 , 1998 (the "Letter Agreement"), between MCCL and Guanaco. In consideration of the execution and delivery of this Nominee Agreement (the "Agreement"), the Sponsor Guarantee Agreement, the Recognition of Debt and the Letter Agreement by the other parties hereto and thereto, each of Guanaco Mining Company Inc. ("GMC"), Cyprus Foote Mineral Company ("Cyprus Foote") and Cyprus Specialty Metals Company ("Cyprus Metals" and, together with Cyprus Foote, the "Nominees"), hereby agrees as follows.

          1. Share Subscription and Duties of Nominees. (a) Cyprus Foote, as nominee on behalf of GMC, agrees to subscribe for 1,759 new Class A common shares (the "Foote Shares") of Guanaco, representing 76.15% of the outstanding Class A common shares of Guanaco after giving effect to such subscription, on the date on which all of the conditions precedent contained in Section 5 are satisfied or waived (the "Closing Date"), for a subscription price (the "Foote Subscription Price") equal to US$42,315,675, payable on the Closing Date.

          (b) Cyprus Metals, as nominee on behalf of GMC, agrees to subscribe for 371 new Class A common shares (the "Metals Shares" and, together with the Foote Shares and any securities issued in exchange therefor or in replacement thereof, the "New Shares") of Guanaco, representing 16.06% of the outstanding Capital A common shares of Guanaco after giving effect to such subscription, on the Closing Date for a subscription price (the "Metals Subscription Price" and, together with the Foote Subscription Price, the "Subscription Price") equal to US$8,925,021, payable on the Closing Date.
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          (c)  Each Nominee agrees to hold any dividends or other distributions on the New Shares received by it in trust for the benefit of GMC, and to pay such dividends or other distributions to GMC promptly upon receipt.

          (d) GMC shall be the sole beneficial owner of all right, title and interest in the New Shares. Each Nominee agrees, promptly upon the request of GMC, to surrender and return the New Shares held by such Nominee to GMC and to effect any transfers necessary to reflect GMC or its designee as the record owner of such New Shares.

          (e) Each Nominee shall exercise any voting or other rights arising out of its record ownership of New Shares only in accordance with the instructions of GMC. Promptly upon the request of GMC, each Nominee shall execute such documents as may be necessary to give any designee of GMC a valid and effective power of attorney in respect of the New Shares held by such Nominee.

          (f) Each Nominee shall not sell, assign, pledge or otherwise transfer or dispose of New Shares held by it without the prior written consent of GMC. Each Nominee shall transfer New Shares as directed by GMC promptly after receipt from GMC of instructions for transfer.

          2. Reimbursement of Nominees. On the Closing Date, and subject to receipt by Amax Gold or its designated subsidiary on the Closing Date of amounts outstanding under certain intercompany notes issued by Guanaco in an amount equal to or greater than the Subscription Price, GMC shall (i) reimburse Cyprus Foote or its designee in cash for the full amount of the Foote Subscription Price, and (ii) reimburse Cyprus Metals in cash for the full amount of the Metals Subscription Price.

          3. Indemnity. (a) GMC shall indemnify, defend and hold harmless each Nominee, together with its directors, officers and employees, from and against any cost, expense, loss, liability, penalty or tax not arising from such Nominee's gross negligence or willful misconduct (including, without limitation, any environmental liability), whether accruing before or after the Closing Date,
(i) arising out of Guanaco's operation of its business or (ii) resulting from actions taken by such Nominee at the direction of GMC pursuant to clauses (d),
(e) and (f) of Section 1 hereof.

          (b) With respect to third party claims, promptly after receipt by either Nominee of notice of the commencement of any action or the presentation or other assertion of any claim which could result in a claim for indemnification, such Nominee shall give prompt written notice thereof to GMC, and GMC shall be entitled to assume the defense thereof; provided, however, that the Nominees may participate in the defense at their own cost. GMC shall have the right to settle or compromise any claim or liability

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subject to indemnification; provided, however, that unless such settlement or compromise includes a full release of the Nominees, any such settlement or compromise shall require the consent of the Nominees, which consent shall not be unreasonably withheld. The parties agree to provide all reasonable cooperation in connection with any claim for which indemnification is or may be sought under this Agreement.

        4. Conditions Precedent. The obligations of each party hereto are subject to satisfaction or waiver prior to the Closing Date of each of the following conditions:

        (i) no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and prohibits the consummation of this Agreement, the Sponsor Guarantee Agreement, the Recognition of Debt or the Letter Agreement;

        (ii) the shareholders of Guanaco shall have approved the issuance of the New Shares;

        (iii) the Central Bank of Chile shall have approved a prepayment by Guanaco to Amax Gold or its designated subsidiary on certain intercompany notes issued by Guanaco in a gross amount equal to or greater than the sum of the Subscription Price plus US$6.1 million;

        (iv) each party shall have received any other Chilean government approvals necessary to give effect to the transactions contemplated hereby;

        (v) each party shall have received (A) an opinion of Phillipi, Yrarrazaval, Pulido & Brunner as to Chilean legal matters and (B) an opinion of Arthur Andersen as to Chilean tax matters, in each case on terms reasonably satisfactory to such party; and

        (vi) the Recognition of Debt, the Letter Agreement and the Sponsor Guarantee Agreement shall have been executed and delivered by (A) in the case of obligations of the Nominees, each of Amax Gold and Guanaco party thereto and (B) in the case of obligations of GMC, each of Cyprus Amax, Cyprus Foote, Cyprus Metals and MCCL party thereto.

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          5.  Unwinding.  In the event that the Nominees make full or partial payment of the Share Subscription Price on the Closing Date and GMC fails to reimburse the Nominees for the entire amount of such payment in cash on the Closing Date as contemplated by Section 2, this Agreement, the Nominee Agreement and the Letter Agreement, shall terminate and GMC shall cause Guanaco immediately to return to the Nominees, without set-off for any reason, the entire amount of the Share Subscription Price.

          6. Termination. This Agreement shall terminate at such time as no Nominee is record owner of any New Shares, provided that the obligations of GMC under Section 2 and Section 3, in each case accruing prior to such termination, shall survive such termination.

          7. Amendment and Modification. This Agreement may not be modified or amended except in a writing signed by both parties, and each party agrees not to take any judicial or administrative action seeking modification or waiver of any of its provisions.

          8. Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect.

          9. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

          This Agreement may be executed in any number of separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts together shall constitute one and the same instrument.

          If the foregoing is in accordance with your understanding, please sign this

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letter and return it to us, and upon the acceptance hereof by you, this letter and such acceptance hereof shall constitute a legally binding agreement between you and us.

                         Yours sincerely,

                         CYPRUS FOOTE MINERALS COMPANY


By:___________________________________
                                   Name:
                                   Title:


                         CYPRUS SPECIALTY METALS COMPANY


By:___________________________________
                                   Name:
                                   Title:

Agreed and accepted as of the date hereof:

GUANACO MINING COMPANY INC.


By:_______________________________
   Name:
   Title:

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